EXHIBIT  99.1
GEOGLOBAL ANNOUNCES LATE FILING OF ANNUAL REPORT AND RESTATEMENT OF ANNUAL AND INTERIM FINANCIAL STATEMENTS

CALGARY, Alberta, Canada, April 1, 2008 - GeoGlobal Resources Inc. (the "Company" or "GeoGlobal") (Amex: GGR)  announced today that its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 will not be filed when due today.  The late filing arises out of the need to restate certain financial statements previously filed with the Securities and Exchange Commission in order to correct certain errors relating to the Company’s reporting of stock based compensation in compliance with FAS 123R and FAS 123.

The Company’s Board of Directors, based on the advice of its Audit Committee and outside consultants and with the concurrence of its independent registered public accountants for those periods, have concluded that the financial statements in the Company’s Quarterly Reports on Form 10-Q for each of the three fiscal quarters ended September 30, 2007, the three fiscal years ended December 31, 2006 and each of the three fiscal quarters within those fiscal years contained errors and should no longer be relied upon. The errors occurred in connection with the Company’s compliance with FAS 123R and FAS 123 and the calculation of the Company’s stock based compensation for the fiscal periods involved.  The errors resulted in an understatement of stock-based compensation and net loss and comprehensive loss for the three fiscal years ended December 31, 2006 and an overstatement of stock based compensation and net loss and comprehensive loss for the three fiscal quarters ended September 30, 2007.

The error affects the consolidated balance sheets, the consolidated statements of operations, the consolidated statements of cash flows and certain of the notes to the consolidated financial statements contained in those reports. The restatements will also result in a reclassification of the stock based compensation expense to the line item in which the consultants' fees are recorded. The restatement has no effect on the Company’s current assets or current liabilities or its overall financial condition.  Amendments to the reports will be filed as soon as practicable.

The Company expects to file its annual report for the fiscal year ended December 31, 2007 promptly upon the final resolution of issues relating to its compliance with FAS 123R and FAS 123 which it expects should be completed by or before the middle of April 2008.  At December 31, 2007, the Company remained a development stage enterprise and will not report any revenues for the fiscal year and will report a net loss for the year.

Management's preliminary estimates of certain financial statement items for the year ended December 31, 2007 (unaudited) are approximately as follows:

US $ (000's)
Net loss and comprehensive loss	1,310
Net loss per share – basic and diluted	0.02
Current assets	48,407
Restricted cash	4,555
Current liabilities	6,080
Additions to oil & gas interests – not subject to depletion	14,639

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas through exploration and development primarily in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise and Rajasthan basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com. http://www.sec.gov. and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com